Exhibit 99.1

United Security Bancshares, Inc. Announces Quarterly and Nine Month Earnings

          THOMASVILLE, Ala., Oct. 20 /PRNewswire-FirstCall/ -- United Security Bancshares, Inc. (Nasdaq: USBI) today reported net income for the quarter ended September 30, 2005, of $3,721,000 compared to $2,961,000 for the same period of 2004, a 25.7% increase.  On a diluted per share basis, net income for the third quarter of 2005 was $0.58, compared to $0.46 for 2004, a 26.1% increase.  On a year-to-date basis, net income increased from $9,532,000 in 2004 to $10,600,000, an 11.2% increase.  On a diluted per share basis, net income for the nine months ended September 30, 2005, was $1.65 per share, compared to $1.48 per share, a 10.3% increase.

          The primary factors for the increase in net income over the same period last year were increased net interest income as a result of an increase in the yield on loans and securities and lower provision for loan losses.

          Performance ratios continue to show improvement with return on average assets at 2.35% and return on average equity increasing to 16.79%.

          At September 30, 2005, total assets amounted to $622,567,000, an increase of 5.8% over September 30, 2004.  Total deposits showed an increase of $42,375,000, or 10.9%.  Loans, net of unearned discount, increased 6.4% to $428,813,000.  Shareholders’ equity totaled $86,585,000, which represents a book value of $13.47 per share.  Dividends for the third quarter increased to $0.20 per share.

	3 Months Ended September 30,		9 Months Ended September 30,

	2005	2004	2005	2004

Earnings Summary:
Net Interest Income	$10,249	$9,943	$30,183	$29,168
Provision for Credit Losses	947	1,200	2,452	2,650
Non-Interest Income	1,496	1,498	3,992	4,203
Non-Interest Expense	5,710	5,721	17,113	16,601
Income Before Income Taxes	5,088	4,520	14,610	14,120
Income Tax Provision	1,367	1,559	4,010	4,588
Net Income	$3,721	$2,961	$10,600	$9,532
Earnings Per Share:
Basic	$0.58	$0.46	$1.65	$1.48
Diluted	$0.58	$0.46	$1.65	$1.48
Dividends Per Share	$0.20	$0.18	$0.75	$0.54

	September 30,

	2005	2004

Balance Sheet Summary:
Total Assets	$622,567	$588,516
Total Earnings Assets	565,220	538,221
Loan and Lease Receivables, Net of Unearned Discount	428,813	402,934
Allowance for Credit Losses	7,371	6,932
Total Deposits	430,594	388,219
Common Shareholders’ Equity	86,585	79,749
Book Value Per Share	$13.47	$12.41
Average Balance Sheet Data:
Total Assets	$602,429	$577,703
Total Earnings Assets	548,369	529,114
Loan and Lease Receivables, Net of Unearned Discount	412,897	387,282
Total Deposits	413,283	388,808
Common Shareholders’ Equity	84,404	76,516
Performance Ratios:
Return on Average Assets	2.35%	2.20%
Return on Common Equity	16.79%	16.64%
Net Interest Margin	7.36%	7.36%
Average Shares Outstanding
Basic	6,428	6,431
Diluted	6,428	6,431

SOURCE  United Security Bancshares, Inc.
           -0-                                                10/20/2005
           /CONTACT:  Larry Sellers or Robert Steen of United Security Bancshares, Inc., +1-334-636-5424/
           (USBI)